EXHIBIT 1.1

UP TO 420,000 LIMITED PARTNERSHIP INTERESTS
of
ICON ECI FUND FIFTEEN, L.P.
(a Delaware limited partnership)

DEALER-MANAGER AGREEMENT

ICON Securities Corp.	Date: June 3, 2011
120 Fifth Avenue, 8th Floor
New York, New York 10011

Ladies and Gentlemen:

Reference is made to the enclosed prospectus, as supplemented or amended at the time the related registration statement becomes effective (the “Prospectus”), relating to the offering by ICON ECI Fund Fifteen, L.P., a Delaware limited partnership, which is an equipment fund (the “Partnership”), of limited partnership interests (the “Interests”). The Interests and the terms upon which they are offered are more fully described in the Prospectus.

We are entering into this Agreement with you, effective as of the date hereof, as exclusive managing sales agent (the “Dealer-Manager”), pursuant to which you are authorized to select and provide sales support to a group of broker-dealers (the “Selling Dealers”), which are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), that, together with you, will offer directly to the general public, on a “best efforts” basis, a total maximum offering of (i) up to 400,000 Interests at a public offering price of $1,000.00 per Interest (the “Primary Offering”) and (ii) up to 20,000 Interests at a public offering price of $900.00 per Interest issued pursuant to the Partnership’s distribution reinvestment plan (the “DRIP Offering,” together with the Primary Offering, the “Offering”). We may, at any time prior to the two-year anniversary of the date the Offering commences, increase the Primary Offering to a maximum of up to 600,000 Interests; provided, however, that the Offering Period (as defined below) may not be extended in connection with such change.

Each Selling Dealer selected by you is authorized by its selling dealer agreement (the “Selling Dealer Agreement”), and you are hereby authorized, to find purchasers for the Interests who satisfy the suitability standards set forth in the Prospectus during the Offering Period (as defined below) and that are acceptable to the Partnership. The date on which the Offering shall terminate is the earlier of (i) the second anniversary of the Effective Date (as defined in the Prospectus) of the registration statement, as amended at the time it becomes effective (the “Registration Statement”) (with the offering of Interests in certain States for more than 12 months subject to the approval of the State securities commission or agency of such States) or (ii) the date on which all Interests available for sale are sold, unless the Offering is earlier terminated (hereinafter called the “Termination Date”), with notice to you by ICON GP 15, LLC, the General Partner of the Partnership (the “General Partner”). The period between the Effective Date of the Registration Statement and the Termination Date is hereinafter called the “Offering Period.” Each date on which any investor is admitted to the Partnership (thereby becoming a “Limited Partner”) is hereinafter called a “Closing Date.”

The Partnership will accept subscriptions for the Interests subject to the Partnership’s right to terminate the Offering at any time with notice to you and to reject any subscription in whole or in part, in its sole discretion. The acceptance of subscriptions is further subject to the following terms and conditions:

1. Appointment as Dealer-Manager. We hereby authorize you to act as the Dealer-Manager during the Offering Period and, on a “best efforts” (and not “firm commitment”) basis only, to offer, and to enter into Selling Dealer Agreements on behalf of the Partnership authorizing each such Selling Dealer to offer, Interests directly to potential investors that (a) satisfy the investor suitability standards (i) set forth in the Prospectus, (ii) provided under applicable State laws and (iii) provided in FINRA’s Rules and (b) are acceptable to the Partnership (the “Eligible Investors”). As Dealer-Manager, you agree to act as an independent contractor and not as our agent or as agent for the Partnership in connection with your solicitation of subscriptions for Interests and will therefore be responsible for assuring that each investor satisfies all such suitability requirements. You hereby agree that you will not make representations or give information not contained in (x) the Prospectus or (y) any sales material that, if required, has been reviewed and approved by the appropriate regulatory agencies, which we have supplied to you for your use (as described in greater detail in Section 5 of this Agreement).

2. Subscriptions for Interests. You shall (a) find Eligible Investors for the Interests, (b) keep records of the basis for each determination by a member of, or person associated with, your firm of an investor’s suitability and (c) promptly forward each fully completed and executed copy of the subscription agreement, which shall be in the form of Exhibit C to the Prospectus (the “Subscription Agreement”), as signed by each investor and countersigned by a supervisory representative of your firm, together with the related subscription payment in the form of a check made payable to “UMB Bank, N.A. as Escrow Agent for ICON Fund 15” pending receipt and acceptance by the General Partner of subscriptions for 1,200 Interests in the Primary Offering and thereafter (except for residents of the Commonwealth of Pennsylvania who must continue to make checks payable to the Escrow Account until subscriptions for 20,000 Interests have been received and accepted in the Primary Offering) in the form of a check made payable to “ICON Fund 15” to:

ICON Capital Corp.
100 Fifth Avenue, 4th Floor
New York, NY 10011

Each Subscription Agreement and related subscription payment shall be forwarded by your firm to the General Partner at the foregoing address no later than noon of the next business day after receipt from your customer by any member of, or person associated with, your firm of such payment, unless such Subscription Agreement and payment are first forwarded to another of your offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such Subscription Agreement and payment to the above address no later than noon of the next business day after its receipt thereof. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following your receipt of such check. Each subscription so received by the General Partner will be subject to acceptance or rejection by it by the end of the business day on which it is received. Each such subscription payment received by us and accepted by the General Partner will be transmitted, as soon as practicable, but in any event by the end of the second business day following our receipt thereof, to UMB Bank, N.A. (the “Escrow Agent”) for deposit in an interest-bearing bank account insured by the Federal Deposit Insurance Corporation, which shall be an escrow account in the name of Escrow Agent pending the receipt of subscriptions for an aggregate of 1,200 Interests in the Primary Offering (excluding those subscriptions received from residents of the Commonwealth of Pennsylvania, for which an escrow account will be maintained until such time as subscriptions for 20,000 Interests have been received from investors in the Primary Offering in all jurisdictions) and thereafter will be deposited in a segregated subscription account maintained solely for such purpose by the Partnership. We undertake to promptly return directly to you for return to any of your customers whose subscriptions are not accepted by the General Partner, their Subscription Agreements together with the related subscription payment within two business days of our receipt of same. Unless and until an event requiring a refund occurs, an investor will have no right to withdraw his or her subscription payment from escrow. The General Partner has reserved the unconditional right to refuse to accept, in whole or in part, any subscription and related payment and to refuse to accept as an investor any person for any reason whatsoever or no reason.

Unless subscriptions for at least 1,200 Interests are received and accepted by the General Partner in the Primary Offering (excluding subscriptions for Interests from residents of the Commonwealth of Pennsylvania) on or before the Termination Date, the Partnership will promptly refund all subscription payments received by it in full with interest earned thereon, if any, and without deduction for any expenses, and the Offering shall thereupon terminate. Promptly after receiving and accepting subscriptions for 1,200 Interests in the Primary Offering (excluding subscriptions for Interests from residents of the Commonwealth of Pennsylvania), the General Partner will notify the Escrow Agent that Schedule A to the Partnership’s limited partnership agreement (the “Partnership Agreement”) has been amended to admit as Limited Partners investors (other than those who are residents of the Commonwealth of Pennsylvania) for whom subscriptions have been accepted, and the Escrow Agent is to pay over promptly to the Partnership the amount of all of such investors’ subscription payments then on deposit (excluding those from residents of the Commonwealth of Pennsylvania), including interest earned thereon. The date upon which such admission of Limited Partners shall occur is hereinafter called the “Initial Closing Date.” Under regulations of the Commonwealth of Pennsylvania, until subscriptions for 5% (or $20,000,000) of the maximum in the Primary Offering have been received, the subscription payments of Pennsylvania residents must be held in escrow. After subscriptions equaling $20,000,000 for the residents of all jurisdictions including Pennsylvania have been received in the Primary Offering, all remaining subscriptions being held in escrow will be released from escrow upon the next Closing Date and the applicable investors will be admitted to the Partnership as Limited Partners (in the manner described in the preceding sentence).

Following the Initial Closing Date, the General Partner will continue to accept subscriptions for additional Interests during the remainder of the Offering Period and to admit to the Partnership as Limited Partners investors whose subscriptions are accepted. Such admissions will take place from time to time as shall be determined by the General Partner, with the anticipation that Closing Dates subsequent to the Initial Closing Date will occur as frequently as daily, but not less frequently than twice each month, following the Initial Closing Date and promptly following the end of the Offering Period or earlier termination of the Offering.

In connection with the Offering, the Partnership will pay you:

(a) sales commissions in an amount equal to 7.0% of the total purchase price of all Interests sold through your efforts in the Primary Offering (the “Sales Commissions”), except for sales of Interests to (i) officers, employees and securities representatives of the Dealer-Manager, the General Partner, their affiliates and each Selling Dealer (the “Affiliated Members”), who may purchase Interests for a net price of $930.00 per Interest and as to which no Sales Commissions are payable, (ii) investors by registered investment advisers who do not charge a commission in connection with an investment in Interests (the “RIA Members”), who may purchase Interests for a net price of $930.00 per Interest and as to which no Sales Commissions are payable, and (iii) participants in the distribution reinvestment plan for Interests sold through reinvestment of those investors’ distributions, pursuant to the DRIP Offering, in which case no Sales Commissions will be paid by the Partnership on such Interests sold through reinvestment. Purchases of Interests by Affiliated Members and RIA Members shall be for their own accounts, for investment purposes only and not with a view toward resale or other distribution and, with respect to Affiliated Members, shall be limited to a maximum of 10% of the total Interests sold in the Offering.

(b) an underwriting fee (the “Underwriting Fee”) equal to $30.00 for every Interest actually sold by you, your registered representatives and registered representatives of all Selling Dealers in the Primary Offering for your services in supervising the sale of Interests, for costs and expenses incurred in connection with holding or attending bona fide training and education seminars and conferences in compliance with FINRA’s Rules and to reimburse you, on a non-accountable basis, for wholesaling fees and marketing expenses.

The total compensation to be paid to you in connection with the Primary Offering, including Sales Commissions and Underwriting Fees, shall not exceed 10.0% of the gross offering proceeds from the sale of Interests. Bona fide due diligence fees and expenses reimbursements (if any) shall be paid upon receipt of a detailed and itemized invoice in accordance with FINRA’s Rules.

All such compensation will be paid by the Partnership within 30 days after each Closing Date in respect of subscriptions submitted by investors who were admitted to the Partnership on such Closing Date. No compensation will be paid with respect to subscriptions (or portions thereof) that have been rejected by the General Partner, or in the event the minimum offering for 1,200 Interests is not successfully completed.

Sales Commissions with respect to Interests actually sold by you or your registered representatives and Underwriting Fees with respect to all Interests sold (by you or by any Selling Dealers) will be due and payable to you within 30 days of each Closing Date on which the investors for such Interests are admitted as Limited Partners.

3. Termination of Agreement. The provisions of this Agreement relating to the Offering shall terminate as to the Partnership upon the completion of the Offering Period or earlier termination of the Offering, and may be terminated by you or us as specified in Section 10 of this Agreement, subject to the survival of all provisions hereof which by their nature are intended to survive termination of this Agreement.

4. Limitations on Payments. You agree that neither you nor any salesperson or registered representative under your control shall, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of Interests; provided, however, that this provision shall not prohibit the normal sales commission payable to any properly licensed person for selling Interests. In addition, you agree not to receive any rebates or give-up or participate in any reciprocal business arrangements (other than the securities distribution arrangements specified in the Prospectus) which would violate any restriction on the Partnership contained in the Prospectus.

5. Supplemental Sales Material.

Supplemental sales materials shall be categorized as either:

(a) “Broker/Dealer Use Only” educational materials, which shall be defined for purposes of this Agreement as materials prepared for or by the Partnership for the sole purpose of educating you in your preparation to solicit the sale of Interests in the Offering and shall not be used by you with members of the general investing public and, to the extent required, have been submitted to, reviewed by and approved by the appropriate regulatory agencies (“B/D Use Only Materials”) or

(b) Investor sales materials, which shall be defined as materials prepared for or by the Partnership which, to the extent required, have been submitted to, reviewed by and approved by FINRA, the Securities and Exchange Commission (“SEC”) and any other appropriate regulatory agencies (“Investor Sales Materials” and, together with B/D Use Only Materials, “Supplemental Sales Materials”).

You acknowledge and agree that only Investor Sales Materials may be used by you with members of the general investing public. You agree that you will not use any Supplemental Sales Materials other than the Prospectus (including, inter alia, transmittal letters, underwriting memoranda, summary descriptions, graphics, supplemental exhibits, media advertising, charts, pictures, written scripts or outlines), whether prepared to solicit sales to prospective investors or for the exclusive use of you and your personnel, except as supplied by the Partnership and described under the caption “Supplemental Sales Literature” in the Prospectus, or otherwise specifically described in a written advice from the Partnership authorizing the type and manner of use. The use of any other Supplemental Sales Materials is expressly prohibited except to the extent specified in any such written advice.

6. Right To Sell. Notwithstanding any information furnished or any action taken by us in that connection, we shall have no obligation or liability with respect to the registration or qualification of the Interests in any jurisdiction or the qualification or right of you or any Selling Dealer to sell or advertise them therein.

7. Limited Obligations. Nothing herein contained shall constitute a partnership, association or other separate entity or partners between or among you, and/or any Selling Dealer and the Partnership, or with each other, but you shall be responsible for your share of any liability or expense based upon any claim to the contrary. We shall not have any liability to you, except for obligations expressly assumed in this Agreement and any liabilities under the Securities Act of 1933, as amended (the “Act”), and no other obligations on our part shall be implied hereby or inferred herefrom.

(a) Notwithstanding anything to the contrary provided herein, the Partnership will indemnify and hold you harmless in the manner and solely to the extent specified in Section 6.3 of the Partnership Agreement (the terms of which are incorporated herein by reference) against any losses, claims (including any claims of any Selling Dealers), damages or liabilities, joint or several, to which you may become subject as a result of entering into, or performing your duties under, this Agreement, provided that neither the Partnership or the General Partner will be liable in any case to the extent that it is determined that you were at fault in connection with any loss, claim, damage or liability.

(b) You agree to indemnify and hold harmless the General Partner, in its capacity as general partner of the Partnership, its affiliates and the Partnership against any losses, claims, damages or liabilities to which the General Partner or the Partnership may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Registration Statement, Prospectus or any amendment or supplement to any Prospectus or Registration Statement in reliance upon and in conformity with written information furnished to the General Partner by you expressly for use therein.

The indemnity agreement in subsection (b) shall be in addition to any liability which you may otherwise have and shall extend, upon the same terms and conditions, to each member of the Partnership and to each person, if any, who controls the Partnership within the meaning of the Act.

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, if a claim in respect thereof is to be made against the indemnifying party under such subsection, such indemnified party shall notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to jointly participate with any other indemnifying party, similarly notified, in the defense thereof with the indemnified party. The indemnifying party shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims, notwithstanding that such actions or claims are alleged or brought by one or more parties against one or more than one indemnified party. In case such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall be obliged to reimburse the expenses and fees of only one law firm, selected by a majority of the indemnified parties against which such action is brought. In the event the majority of such indemnified parties are unable to agree on a law firm for which expenses or fees will be reimbursed by the indemnifying party, then payments shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of the services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm. Notwithstanding anything contained herein to the contrary, an indemnified party may not settle or compromise any action brought against such indemnified party without the prior written consent of the indemnifying party.

8. Representations, Warranties and Covenants of Dealer-Manager. You represent, warrant and covenant as of the date this Agreement is executed on behalf of your firm and as of the date any Subscription Agreement is forwarded to the Partnership or the General Partner as follows:

(a) Qualification of Dealer-Manager and its Representatives. You hereby represent, warrant and covenant that you are, and during the Offering Period will continue to be, (i) a member in good standing of FINRA and (ii) registered as a securities broker-dealer in those jurisdictions wherein members of, or persons associated with, your firm will offer or sell the Interests. You also hereby represent, warrant and covenant that, during the Offering Period, you will only permit members of, or persons associated with, your firm to offer or sell Interests if such persons are duly registered or licensed to sell direct participation program investments by, and in good standing with, FINRA and those jurisdictions wherein they will offer or sell Interests. You hereby certify that neither your firm nor any member of your firm has been subject to a fine, a consent decree or suspension of your or their licenses or registrations within the last three (3) years for violation of federal or State securities rules, laws or regulations. You also hereby certify that you will promptly advise the President of the General Partner of any pending, threatened or current civil or administrative proceedings during the Offering Period involving alleged violations of such rules, laws or regulations.

(b) Investor Suitability and Minimum Investment. You further hereby represent, warrant and covenant that no member of, or person associated with, your firm shall offer or sell Interests in any jurisdiction except to investors who satisfy the investor suitability and minimum investment requirements under the most restrictive of the following: (i) applicable provisions of the Prospectus, (ii) the laws of the jurisdiction of which such investor is a resident, and (iii) FINRA rules and regulations and FINRA Rule 2310, in particular. Specifically, you agree to ensure that, in recommending the purchase or sale of Interests to an investor, each member of, or person associated with, your firm shall have reasonable grounds (as required by Rule 2310(b)(2)(B)(i) of the FINRA Rules) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such FINRA Rules) concerning his or her age, investment objectives, other investments, financial situation and needs, and any other information known to such member of, or person associated with, your firm, that (A) the investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Partnership; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Interests in the amount proposed, including complete loss, and lack of liquidity, of such investment; and (C) an investment in Interests is suitable in type and amount for such investor. You further represent, warrant and covenant that you will: (x) require each member of, or person associated with, your firm to make diligent inquiry as to the suitability and appropriateness of an investment in Interests from each proposed investor, (y) retain in your records for a period equal to the longer of (A) six years from the date of the applicable sale of Interests or (B) five years from the end of the Offering Period, and (z) make available to us and the Partnership, upon request (and upon your firm’s receipt of an appropriate document subpoena from one of the following, to representatives of the SEC, FINRA and applicable State securities administrators) documents disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Interests pursuant to a subscription solicited by your firm, whether such records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. You shall not purchase any Interests for a discretionary account without obtaining the prior written approval of your customer and his or her signature on a Subscription Agreement.

(c) Compliance with FINRA Rules. You also hereby agree, represent and covenant that you will require each member of, or person associated with, your firm to inform any prospective purchaser of Interests, prior to his or her subscription for Interests, of all pertinent facts relating to the liquidity and marketability of an investment in Interests during the term of the investment (as provided in FINRA Rule 2310(b)(3)(D)). You also hereby agree to fully comply with all pertinent sections of Article III of FINRA’s Rules of Fair Practice, including, without limitation, Sections 8, 24, and 36 thereof.

(d) Record-Keeping and Disclosure. You further agree to keep and make available to the Partnership such records with respect to each investor, his or her suitability and the amount of Interests sold, and to retain such records for such period of time as may be required by the SEC, any State securities commission, FINRA or by the Partnership. You agree to obtain and to forward to the Partnership any representation letters or related documents, if any, as are set forth in the Subscription Agreement.

(e) Delivery of the Prospectus in Connection with the Sale of Interests. You hereby represent, covenant and agree that no representative of your firm shall sell, and your firm shall not endorse and forward any Subscription Agreement to signify the completion of a subscription for, any Interests unless, in connection therewith, the proposed purchaser of such Interests has received a current copy of the Prospectus at or prior to the time that such person has signed his or her Subscription Agreement. Your firm acknowledges and agrees that such proposed purchaser shall not be admitted to the Partnership and Interests issued until the later of (i) the next succeeding Closing Date or (ii) five business days after the date such proposed purchaser received a copy of the Prospectus (which shall be determined by the General Partner by the date on which such proposed purchaser signed the Subscription Agreement).

(f) Compliance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended. You hereby (i) represent that neither you nor any person associated with your firm solicited customers’ orders for Interests prior to the Effective Date; (ii) represent and agree to take all reasonable steps to make available a copy of the final Prospectus relating to the Interests to each person associated with your firm who is expected, after the Effective Date, to solicit customer orders for Interests prior to the making of any such solicitation by such associated persons; (iii) agree to take reasonable steps, as Dealer-Manager of this Offering, to furnish each Selling Dealer with sufficient copies, as requested by them, of the final Prospectus to enable them to comply with paragraphs (b), (c), (d) and (e) of Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, and the prospectus delivery requirements of Section 5(b)(1) and (2) of the Act; and (iv) agree that neither you, nor any person associated with your firm, will furnish Prospectuses to any person in any State (e.g. in any State (A) listed as not cleared on the “Blue-Sky Survey” by counsel to the Partnership or the Dealer-Manager or (B) in which your firm or any person associated with your firm who solicits offers to buy or offers to sell Interests is not currently registered); provided, however, that this provision is not to be construed to relieve you from complying with the requirements of Section 5(b)(1) and (2) of the Act. You hereby acknowledge that Prospectuses shall not be furnished by you or any person associated with your firm to any prospective investor while the Registration Statement is subject to an examination, proceeding or stop order pursuant to Section 8 of the Act.

(g) Compliance with Title III of PATRIOT Act. With respect to your customers or any customers solicited by persons associated with your firm that purchase Interests, you hereby represent and agree to comply with relevant provisions applicable to securities broker-dealers of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”), as well as FINRA Rule 3310 setting forth minimum standards for Anti-Money Laundering (“AML”) Programs of broker-dealers. These minimum standards require you to have implemented a written AML Program reasonably designed to (i) detect traces of suspicious financial transactions, (ii) achieve compliance with the Bank Secrecy Act regulations, (iii) provide for independent testing, (iv) designate an AML Compliance Officer, and (V) provide for ongoing training. Title III of the PATRIOT Act, 31 U.S.C. §§ 5311, et seq., is referred to as the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”). Among other applicable requirements under the Money Laundering Abatement Act, you agree to comply with Section 312 regarding due diligence requirements, Section 313 regarding correspondent account prohibitions, Section 314 regarding financial institution cooperation, Section 319(b) regarding domestic and foreign bank records production, Section 326 regarding customer identification standards (as described in greater detail in Section 8(i) of this Agreement), Section 352 regarding anti-money laundering compliance program components, and Section 356 regarding suspicious activity reporting requirements.

(h) Compliance with Privacy Laws. You hereby represent, warrant and covenant that you and any person associated with your firm (i) will abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (B) the privacy standards and requirements of any other applicable federal or State law, and (C) your own internal privacy policies and procedures, each as may be amended from time to time; (ii) will refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and (iii) will be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event you use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, you will consult the List to determine whether the affected customer has exercised his or her opt-out rights. You understand that you are prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(i) Customer Identification Procedures (“CIP”). You hereby represent, warrant and certify, pursuant to Section 326 of the PATRIOT Act, that you have implemented reasonable CIP to (i)  verify and identify customers who open new accounts, (ii)  maintain records of the information retrieved from the customer, including the name, address and other identifying information, and (iii) consult lists of known or suspected terrorists or terrorist organizations to determine if the potential investor appears on any such list and will provide us with annual re-certification of such implementation to the extent reasonably requested by us.

9. Representations, Warranties, and Covenants of the Partnership. The Partnership represents, warrants and covenants as of the date this Agreement is executed as follows:

(a) The Registration Statement, including the Prospectus, with respect to the Interests has been (i) prepared by the Partnership in conformity with the requirements of the Act and the rules and regulations of the SEC promulgated thereunder, (ii) declared effective under the Act and (iii) filed with the SEC under the Act. Copies of the Registration Statement and each amendment heretofore filed or proposed to be filed (and of each related preliminary prospectus) have been delivered to you.

(b) The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus nor are any proceedings for that purpose pending, threatened or, to the knowledge of the Partnership, contemplated by the SEC. The Registration Statement and the Prospectus and any further amendments or supplements thereto, including any post-effective amendments, will, when they become effective, conform in all material respects to the requirements of the Act and the rules and regulations of the SEC promulgated thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Partnership makes no representation or warranty as to statements or omissions made in reliance upon and in conformity with written information furnished to the Partnership by you expressly for use therein.

(c) The General Partner has been duly organized in the State of Delaware and is validly existing and in good standing under the laws of the State of Delaware with power and authority (corporate and other) to conduct its business and own its properties as described in the Prospectus.

(d) The Partnership has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with power and authority to conduct its business as described in the Prospectus.

(e) Except as reflected in or contemplated by the Registration Statement or the Prospectus, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any material adverse change in the condition of the Partnership or the General Partner, financial or otherwise, or any transactions entered into by the Partnership or the General Partner, other than transactions in the ordinary course of business, which are required to be disclosed in the Registration Statement or the Prospectus that are not so disclosed.

(f) The respective financial statements contained in the Registration Statement and the Prospectus fairly present the financial condition of the Partnership and the General Partner as of the dates specified; such financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained throughout the periods involved; and Ernst & Young, LLP, who has reported upon certain of the financial statements of the Partnership and the General Partner, respectively, is an independent publicly registered accounting firm as required by the Act and the rules and regulations promulgated thereunder.

(g) No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Partnership of this Agreement or the issuance and sale by the Partnership of the Interests, except such as may be required under the Act or any State securities laws.

(h) There are no actions, suits or proceedings pending, or to the knowledge of the Partnership, threatened against the Partnership, the General Partner or any of their property, at law or in equity or before or by any federal or State commission, regulatory body or administrative agency or other governmental body, domestic or foreign, in which any adverse decision might have a materially adverse effect on the business or property of the Partnership or the General Partner.

(i) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Partnership will not conflict with or constitute a default under the Partnership Agreement, or any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Partnership or General Partner is a party, or any law, order, rule or regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Partnership or the General Partner or any of their property, except to the extent that the enforceability of the indemnity and/or contribution provision of the indemnity contained in Section 7 of this Agreement may be limited under the applicable laws and subject, as to enforcement, to insolvency, bankruptcy, reorganization or similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(j) The Partnership has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws.

(k) At the time of the delivery of the Interests, the Interests will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and will conform to the description thereof contained in the Prospectus.

(l) There are no contracts or other documents required to be filed as exhibits to the Registration Statement that have been not so filed.

10. Notice of Termination. This Agreement may be terminated by you or by us by giving written notice by mail, cable or facsimile at least 10 days in advance of your or our intention to terminate; provided, however, that any rights to receive Sales Commissions with respect to sales of Interests made prior to such termination and any rights to indemnification or contribution hereunder, and all representations, covenants and agreements contained in this Agreement which, by their terms, expire or will need to be performed after the termination date of this Agreement (including, but not limited to, the suitability record retention and disclosure covenants contained in Section 8 above), shall survive such termination.

11. Governing Law. This Agreement is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of such State without reference to its choice of law provisions.

Please acknowledge acceptance of the terms hereof by signing the two enclosed copies of this letter and returning the same to us, whereupon this letter and your acceptance hereof shall constitute a binding agreement between us as of the date first above written. We will then supply to you for your files one of such copies signed by the Partnership and the Dealer-Manager.

Partnership

ICON ECI Fund Fifteen, L.P.

By: ICON GP 15, LLC, its General Partner

By:	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-Chief Executive Officer, Co-President and Director

Dealer-Manager:

ICON Securities Corp.

By:	/s/ Douglas S. Crossman
Name: Douglas S. Crossman
Title: President